EMPLOYMENT AGREEMENT

     This Employment Agreement (“Employment Agreement “) is made this 30th day of June, 2010 by and between Unify Corporation, a Delaware corporation (the “Company”), and Kurt Jensen (“Employee”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in that certain Agreement and Plan of Merger, dated June 29, 2010 (the “Merger Agreement”), by and among the Company, Unify Acquisition Corp., a California corporation, Strategic Office Solutions, Inc., a California corporation (“SOS”) and the shareholders of SOS.

     WHEREAS, Employee has been employed by SOS prior to the Effective Time, and desires to be employed by the Company; and

     WHEREAS, Employee’s agreement to be employed by the Company after the consummation of the transactions contemplated by the Merger Agreement is a condition precedent to the Company’s willingness to enter into the Merger Agreement and a material inducement to the Company to enter into the Employment Agreement; and

     WHEREAS, both parties desire to enter into this Employment Agreement to evidence the terms and conditions of such employment.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises in this Employment Agreement, the parties agree as follows:

     1. EMPLOYMENT. The Company agrees that it will employ Employee and Employee agrees to be employed by the Company upon the terms and conditions of this Employment Agreement. Employee hereby represents and warrants that neither Employee’s entry into this Employment Agreement nor Employee’s performance of Employee’s obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation of any nature to which Employee is a party or by which Employee is bound, including, without limitation, any development agreement, non-competition agreement or confidentiality agreement previously entered into by Employee.

     2. TERM OF EMPLOYMENT. The term of Employee’s employment under this Employment Agreement will commence on the date of this Employment Agreement and will continue until the third anniversary of the date hereof (the “Employment Term”). The term may be extended for additional one-year terms upon mutual agreement between the Company and Employee. Notwithstanding anything to the contrary contained herein, the Employment Term is subject to termination pursuant to Section 13 below.

     3. POSITION AND RESPONSIBILITIES. Employee will be employed as the Chief Operating Officer of the Company. Employee shall report to and be subject to the direction of the Chief Executive Officer and the Board of Directors of the Company. Employee shall perform and discharge such duties and responsibilities for the Company as the Chief Executive Officer and/or the Board of Directors may from time to time reasonably assign to Employee.

     4. COMMITMENT. During the Employment Term, Employee shall devote Employee’s full business time, attention, skill and efforts to the faithful performance of Employee’s duties herein, and shall perform the duties and carry out the responsibilities assigned to Employee, to the best of Employee’s ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the interests of the Company. Employee acknowledges that Employee’s duties and responsibilities will require Employee’s full-time business efforts and agrees that during the Employment Term Employee will not engage in any outside business activities except to the extent that prior written approval has been given by the Chief Executive Officer of the Company for specific activities that do not conflict with the Company’s interests or interfere with the performance of Employee’s duties hereunder.

     5. COMPENSATION

     5.1 During the Employment Term, the Company shall pay to Employee a base salary (the “Base Salary”) at the rate of $325,000 per year, payable at the Company’s regular employee payroll intervals, subject to increase pursuant to the Company’s standard policies and approval of the Compensation Committee of the Board of Directors of the Company.

     5.2 In addition to the Base Salary, during the Employment Term, Employee shall be eligible for a bonus (the “Bonus”) each year. The Bonus shall consist of an annual performance bonus of up to fifty-five percent (55%) of Employee’s Base Salary, with the terms, conditions and performance goals of the Bonus established by agreement of Employee and the Company’s Chief Executive Officer subject to approval of the Compensation Committee of the Board of Directors of the Company. The annual Bonus shall be payable by the Company at the same time the other executives of Unify are paid a performance bonus, typically during the month of July.

     5.3 In addition, the Employee shall receive an additional payment on each pay period so divided to equal $175,000 for the twelve month period beginning on the Effective Date of this Agreement. For the second twelve month period of the Employment Term, Employee will receive an additional payment on each pay period so divided to equal $87,500 for that twelve month period.

     5.4 Employee shall also be eligible for stock options in the Company’s stock, with the exercise price equal to the fair market value at the date of issuance. The use of Long Term Equity Incentives (LTI) and the amount of the annual LTI is determined by the Compensation Committee on an annual basis depending on Company financial performance, the compensation survey results and changes in the Committee’s compensation philosophies. The option exercise price and number of shares will be finalized on the grant date of the stock option and the vesting schedule will be monthly over 48 months with a 1/48th share of the total grant vesting each month beginning on the date of the grant. The Company currently has a limitation on the number of stock options shares that can be issued in a fiscal year. Employee has agreed to receive an additional cash performance bonus in-lieu of an annual stock option grant (the “Extra Bonus) until such time as the option shares limitation is modified or eliminated and no longer affects the option shares available for grant. Therefore, for any fiscal years that Employee is to receive the Extra Bonus, Employee will receive approximately 30% of the value of that year’s annual stock option grant (that would have been granted to Employee in accordance with the Compensation Committee’s philosophy and market surveys were it not for the option shares limitation) as an additional performance cash bonus based on the EBITDA attainment. The Extra Bonus will be in addition to the Bonus outlined in Section 5.2. For fiscal 2011, the Extra Bonus will be $101,000 representing 30% of the approximate option value of $337,000.

     5.5 All compensation payable to Employee hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.

     6. BENEFIT PLANS. During the Employment Term, Employee will be entitled to receive benefits and participate in benefit plans at the same level and to the same extent as other executives of the Company (subject to any applicable waiting periods and other restrictions).

     7. VACATION. Employee shall be entitled to vacation time in accordance with Company policy, but in no event less than four (4) weeks annually. Employee shall make good faith efforts to schedule vacations so as to least conflict with the conduct of the Company’s business and will give the Company adequate advance notice of Employee’s planned absences.

     8. LOCATION OF EMPLOYMENT. Employee shall perform Employee’s duties under this Employment Agreement at the Company’s offices in San Francisco, California or in other such offices (if any) that the Company maintains within a reasonable commuting distance of Employee’s residence on the date of this Employment Agreement; provided, however, that Employee will be required to spend time at the Company’s offices in Sacramento, California as reasonably required by the Company.

     9. CONFIDENTIALITY AND INVENTIONS.

     9.1 Confidential Information.

     (a) Employee acknowledges that the Confidential Information (as defined below) constitutes a protectible business interest of the Company, and covenants and agrees that at all times during the period of Employee’s employment, and at all times after termination of such employment, Employee will not, directly or indirectly, disclose, furnish, make available or utilize any Confidential Information other than in the course of performing duties as an employee of the Company. Employee will abide by Company policies and rules as may be established from time to time by it for the protection of its Confidential Information. Employee agrees that in the course of employment with the Company Employee will not bring to the Company’s offices nor use, disclose to the Company, or induce the Company to use, any confidential information or documents belonging to others. Employee’s obligations under this Section 9.1 with respect to particular Confidential Information will survive expiration or termination of this Agreement, and Employee’s employment with the Company, and will terminate only at such time (if any) as the Confidential Information in question becomes generally known to the public other than through a breach of Employee’s obligations under this Agreement.

     (b) As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Employee, applicable to or in any way related to: (i) the present or future business of the Company or any of its Affiliates (as defined below); (ii) the research and development of the Company or any of its Affiliates; or (iii) the business of any client or vendor of the Company or any of its Affiliates. Such Confidential Information includes the following property or information of the Company and its Affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to the Company by third parties which is subject to confidentiality obligations.

     9.2 Inventions as Sole Property of the Company.

     (a) Employee covenants and agrees that all Inventions (as defined below) shall be the sole and exclusive property of the Company.

     (b) As used in this Agreement, “Inventions” means any and all inventions, developments, discoveries, improvements, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyright, trademark, trade secret protection or other intellectual property right protection (in the United States or elsewhere), and whether or not reduced to practice, conceived or developed by Employee while employed with the Company or within one (1) year following termination of such employment which relate to or result from the actual or anticipated business, work, research or investigation of the Company or any of its Affiliates or which are suggested by or result from any task assigned to or performed by Employee for the Company or any of its Affiliates.

     (c) Employee acknowledges that all original works of authorship which are made by him or her (solely or jointly) are works made for hire under the United States Copyright Act (17 U.S.C., et seq.).

     (d) Employee agrees to promptly disclose to the Company all Inventions, all original works of authorship and all work product relating thereto. This disclosure will include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples and other tangible evidence or results (collectively, “Tangible Embodiments”) of such Inventions, works of authorship and work product. All Tangible Embodiments of any Invention, work of authorship or work product related thereto will be deemed to have been assigned to the Company as a result of the act of expressing any Invention or work of authorship therein.

     (e) Employee hereby assigns to the Company (together with the right to prosecute or sue for infringements or other violations of the same) the entire worldwide right, title and interest to any such Inventions or works made for hire, and Employee agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in registering, recording, obtaining, maintaining, defending, enforcing and assigning Inventions or works made for hire in any and all countries. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee; this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest.

     (f) Without limiting the generality of any other provision of this Section 9.2, Employee hereby authorizes the Company and each of its Affiliates (and their respective successors) to make any desired changes to any part of any Invention, to combine it with other materials in any manner desired, and to withhold Employee’s identity in connection with any distribution or use thereof alone or in combination with other materials.

     (g) The obligations of Employee set forth in this Section 9.2 (including, without limitation, the assignment obligations) will continue beyond the termination of Employee’s employment with respect to Inventions conceived or made by Employee alone or in concert with others during Employee’s employment with the Company and during the one (1) year thereafter, whether pursuant to this Agreement or otherwise. These obligations will be binding upon Employee and Employee’s executors, administrators and other representatives.

     (h) All Inventions which Employee has made prior to employment by the Company are excluded from the scope of this Agreement. As a matter of record, Employee has set forth on Exhibit A hereto a complete list of those Inventions which might relate to the Company’s business and which have been made by Employee prior to employment with the Company. Employee represents that such list is complete. If no list is attached, Employee represents that there are no prior Inventions.

     (i) Notwithstanding any provisions herein, Employee’s assignment to the Company of any of Employee’s rights set forth in this Section 9 shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility or trade secret information of the Company was used, where the invention was developed entirely upon Employee’s own time, where the invention does not relate to the Company’s business, and where the invention does not result from any work performed by Employee for the Company.

     10. RESTRICTIVE COVENANTS.

     Employee acknowledges that Employee is subject to the restrictions set forth in Section 9.14(a) of the Merger Agreement, provided that Employee agrees that as applicable to Employee the period described in Section 9.14(a) of the Merger Agreement shall end on the latest of (x) the third anniversary of the Closing Date (as defined in the Merger Agreement); (y) the first anniversary of the date Employee’s employment with the Company or any successor to the Company terminates for any reason or (z) the date through which Employee is paid severance under this Employment Agreement.

     11. RETURN OF COMPANY MATERIALS UPON TERMINATION. Employee acknowledges that all records, documents, and Tangible Embodiments containing or of Proprietary Information prepared by Employee or coming into Employee’s possession by virtue of Employee’s employment by the Company are and will remain the property of the Company. Upon termination of Employee’s employment with the Company, Employee shall immediately return to the Company all such items in Employee’s possession and all copies of such items, as well as any other property of the Company.

     12. EQUITABLE REMEDIES.

     12.1 Employee acknowledges and agrees that the agreements and covenants set forth in Sections 9, 10 and 11 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by Employee of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 12 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

     12.2 Each of the covenants in Sections 9, 10 and 11 will be construed as independent of any other covenants or other provisions of this Employment Agreement.

     12.3 In the event of any judicial determination that any of the covenants in Sections 9, 10 and 11 are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

     13. TERMINATION.

     13.1 The Company may terminate the Employment Term immediately upon written notice to Employee if there has been a material breach of this Employment Agreement by Employee. Without limiting the generality of the preceding sentence, any breach by Employee of any of Employee’s obligations under Sections 9, 10 and 11 will be deemed a material breach of this Employment Agreement, and any of the following events will also be deemed a material breach of this Employment Agreement:

     (a) Employee’s continued and deliberate neglect of, willful misconduct in connection with the performance of or refusal to perform Employee’s duties in accordance with, Section 3 of this Employment Agreement; or

     (b) Employee’s commission of an act or acts constituting a felony or other crime of moral turpitude; or

     (c) Employee’s engagement in willful misconduct that causes or is likely to cause a financial injury to the Company or any of its subsidiaries, including, without limitation, Employee’s embezzlement of the funds of the Company or any of its subsidiaries, or theft of the property of the Company or any of its subsidiaries, or fraud against the Company or any of its subsidiaries, or any of their customers.

     If the Employment Term is terminated by the Company pursuant to this Section 13.1 or in accordance with Section 2, the Company shall have no further obligation hereunder or otherwise with respect to Employee (except payment of Employee’s Base Salary under Section 5.1, subject to Section 5.3 hereof, and benefits under Section 6 accrued through the date of termination).

     13.2 The Employment Term will terminate upon the death or upon written notice from the Company to Employee upon the Disability (as defined below) of Employee. “Disability” of Employee will be deemed to have occurred whenever Employee has suffered physical or mental illness, injury, or infirmity that prevents Employee from performing, with or without reasonable accommodation, Employee’s essential job functions under this Employment Agreement for any ninety (90) days in any one hundred twenty (120) day period and the Company determines in good faith that such illness or other disability is likely to continue for at least the next following thirty (30) days. Employee’s salary prior to the Disability of Employee will be reduced by any benefits Employee receives from disability insurance provided by the Company or pursuant to a plan providing disability benefits maintained by the Company (if any such insurance or plan exists). In the event of termination due to death or Disability, the Employee shall be deemed to have earned the pro rata portion of any Bonus for the then current year based on the date of death or onset of the applicable illness, injury or infirmity. Except as set forth in the preceding two sentences, if the Employment Term is terminated pursuant to this Section 13.2, the Company shall have no further obligation hereunder or otherwise with respect to Employee (except payment of Employee’s Base Salary under Section 5.1, subject to Section 5.3 hereof, and benefits under Section 6 accrued through the date of termination).

     13.3 The Company may elect to terminate Employee’s employment hereunder without Cause (as defined below) at any time; provided that if it does so, the Company shall, contingent upon Employee signing a full general release of all known and unknown claims, (i) continue to pay Employee’s Base Salary in accordance with Section 5.1 for twelve months following the termination date, and continue to pay Employee any additional compensation in accordance with Section 5.3 for twelve months following the termination date in the same manner as if the Company had not terminated Employee and provide benefits to Employee in accordance with Section 6 for a period of twelve (12) months after termination; and (ii) pay Employee the pro rata portion of any performance Bonus earned based on performance goals achieved prior to the date of termination. All payments under this Section 13.3 shall be subject to Section 5.5. Additionally, Employee’s outstanding options shall benefit from twelve months of additional vesting as of the date of termination.

     For the purposes of this Section 13.3, “Cause” shall mean any material breach of the Agreement as set forth in section 13.1(a) – (c) above.

     Except as specifically set forth in this Section 13.3, the Company shall have no further obligation hereunder or otherwise with respect to Employee in the event the Company terminates Employee’s employment without Cause.

     13.4

     (a) Employee may terminate Employee’s employment with the Company at any time for Good Reason (as defined below), in which event the Company shall, contingent upon Employee signing a full general release of all known and unknown claims, provide Employee the same compensation and benefits specified in Section 13.3 above.

     For purposes of this Section 13.4, “Good Reason” means the occurrence of any of the following events or circumstances: (A) a substantial adverse change in Employee’s authority, status, the nature of Employee’s duties or responsibilities; (B) a reduction by the Company in Employee’s Base Salary or the additional compensation as outlined in Section 5.3; (C) a failure by the Company to pay compensation or benefits to Employee when due; or (D) the relocation of the office of the Company where Employee is principally employed to a location which is more than fifty (50) miles from such office (except for required travel on the Company’s business to an extent substantially consistent with Employee’s customary business travel obligations in the ordinary course of business prior to the date hereof).

     (b) Except as otherwise provided herein, Employee may terminate Employee’s employment with the Company for any reason. In the event that Employee terminates his employment for other than Good Reason, the Company shall have no further obligation hereunder or otherwise with respect to Employee (except payment of Employee’s Base Salary under Section 5.1 and benefits under Section 6 accrued through the date of termination). Notwithstanding the foregoing, and because Employee acknowledges and understands that his agreement to be employed by the Company was a material inducement to and condition precedent to the Company’s consummation of the Merger Agreement, if Employee terminates his employment with the Company without Good Reason prior to the first anniversary of the date of this Employment Agreement, Employee shall pay to the Company, within three (3) business days of the date of such termination, a buy-out and release fee of $500,000.

     (c) All payments made to Employee under this Section 13.4 shall be subject to Section 5.5.

     13.5. Termination of the Employment Term in accordance with this Section 13, or expiration of the Employment Term, will not affect the provisions of this Employment Agreement that survive such termination, including, without limitation, the provisions in Sections 9, 10 and 11 and will not limit either party’s ability to pursue remedies at law or equity.

     14. GENERAL PROVISIONS.

     14.1 Notices. All notices, consents, waivers, and other communications under this Employment Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) when sent by facsimile, provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three days after being sent by Certified U.S. Mail, return receipt requested; or (d) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     If to Employee, to the address set forth on the signature page hereto;

     If to the Company, to:

Unify Corporation
1420 Rocky Ridge Drive, Suite 380
Roseville, CA 95661
Attention:	Todd E. Wille
Facsimile No.	(916) 218-4377

     14.2 Waiver. The rights and remedies of the parties to this Employment Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Employment Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

     14.3 Entire Agreement and Modification. This Employment Agreement supersedes all prior oral or written agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Employment Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Employment Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     14.4 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Employment Agreement without the prior consent of the other party, except that Company may assign all (but not part) of its rights and obligations under this Employment Agreement to any majority-owned subsidiary of Company, provided that the Company guarantees the performance by the subsidiary of the subsidiary’s obligations hereunder. Subject to the preceding sentence, this Employment Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Employment Agreement will be construed to give any person other than the parties to this Employment Agreement any legal or equitable right, remedy, or claim under or with respect to this Employment Agreement or any provision of this Employment Agreement.

     14.5 Severability. If any provision of this Employment Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Employment Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     14.6 Section Headings, Construction. The headings of Sections in this Employment Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Sections” refer to the corresponding Sections of this Employment Agreement. All words used in this Employment Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

     14.7 Governing Law; Consent to Jurisdiction.

     (a) This Employment Agreement shall be construed in accordance with and governed by the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

     (b) Each of Employee and the Company hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Employment Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the jurisdiction of the Superior Court in and for the City and County of San Francisco, or the Superior Court in and for the County of Sacramento. Where the nature of the action or proceedings or the claims or defenses asserted therein create jurisdiction in the United States District Court, Employee or the Company may file the action in or remove the action to the United States District Court for the Northern District of California, San Francisco Division, or the United States District Court for the Eastern District of California, Sacramento Division. Employee and the Company waive any objection to the location of the court in any proceeding commenced or removed in accordance with this Section 14.7, including, without limitation, any objection to venue or based on forum non conveniens.

     14.8 Counterparts. This Employment Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Employment Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     14.9 No Strict Construction. The language used in this Employment Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

*  *  *  *

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

THE COMPANY:

Unify Corporation

By:	/s/ Todd E. Wille
Name:	Todd E. Wille
Its:	President and Chief Executive Officer

EMPLOYEE:

/s/ Kurt Jensen
Kurt Jensen
Address: